Exhibit 99.1
NEWS RELEASE

CONTACT: Michael Berman	FOR IMMEDIATE RELEASE
(312) 279-1496	October 18, 2010
ELS REPORTS THIRD QUARTER RESULTS
Issues 2011 Preliminary Guidance
          CHICAGO, IL — October 18, 2010 — Equity LifeStyle Properties, Inc. (NYSE: ELS) (the “Company”) today announced results for the quarter and nine months ended September 30, 2010.
     a) Financial Results
          For the third quarter 2010, Funds From Operations (“FFO”) were $32.7 million, or $0.92 per share on a fully-diluted basis, compared to $28.8 million, or $0.82 per share on a fully-diluted basis for the same period in 2009. For the nine months ended September 30, 2010, FFO was $97.3 million, or $2.74 per share on a fully-diluted basis, compared to $90.4 million, or $2.81 per share on a fully-diluted basis for the same period in 2009.
          Net income available to common stockholders totaled $11.6 million, or $0.37 per share on a fully-diluted basis for the quarter ended September 30, 2010. This compares to net income available to common stockholders of $11.1 million, or $0.37 per share on a fully-diluted basis for the same period in 2009. Net income available to common stockholders totaled $32.6 million, or $1.06 per share on a fully-diluted basis for the nine months ended September 30, 2010. This compares to net income available to common stockholders of $27.7 million, or $1.02 per share on a fully-diluted basis for the same period in 2009. See the attachment to this press release for a reconciliation of FFO and FFO per share to net income available to common shares and net income per common share, respectively, the most directly comparable GAAP measure.
     b) Portfolio Performance
          Third quarter 2010 property operating revenues were $127.3 million, compared to $123.8 million in the third quarter of 2009. Our property operating revenues for the nine months ended September 30, 2010 were $373.8 million, compared to $364.3 million for the nine months ended September 30, 2009.
          For the quarter ended September 30, 2010, our Core property operating revenues increased approximately 1.8 percent and Core property operating expenses decreased approximately 0.1 percent, resulting in an increase of approximately 4.1 percent to income from Core property operations over the quarter ended September 30, 2009. For the nine months ended September 30, 2010, our Core property operating revenues increased approximately 1.6 percent and Core property operating expenses increased approximately 1.3 percent, resulting in an increase of approximately 1.9 percent to income from Core property operations over the nine months ended September 30, 2009. See the attachment to this press release for a reconciliation of income from property operations.
          For the quarter ended September 30, 2010, the Company had 22 new home sales (including four third-party dealer sales), which represents a 42.1 percent decrease as compared to the quarter ended September 30,

2009. Gross revenues from home sales were $1.8 million for the quarter ended September 30, 2010, compared to $2.1 million for the quarter ended September 30, 2009. For the nine months ended September 30, 2010, the Company had 62 new home sales (including 13 third-party dealer sales), which represents a 21.5 percent decrease as compared to the nine months ended September 30, 2009. Gross revenues from home sales were $4.8 million for the nine months ended September 30, 2010, compared to $5.1 million for the nine months ended September 30, 2009.
     c) Balance Sheet
          Our average long-term secured debt balance was approximately $1.5 billion in the quarter, with a weighted average interest rate, including amortization, of approximately 5.98 percent per annum. Interest coverage was approximately 2.7 times in the quarter ended September 30, 2010.
          During the quarter ended September 30, 2010, the Company paid off approximately $74.3 million of financing encumbering seven manufactured home properties with a weighted average interest rate of 5.72 percent per annum.
          The Company does not have any secured mortgage debt that matures during the remainder of 2010. In 2011, we have approximately $55 million of secured mortgage debt maturing, the majority of which we expect to pay off during the first six months of 2011.
     d) Guidance
          ELS management projects FFO per share, on a fully-diluted basis, to be in the range of $0.77 to $0.83 for the quarter ending December 31, 2010.
          Preliminary guidance for 2011 FFO per share, on a fully-diluted basis, is projected to be in the range of $3.75 to $3.95. The Company estimates that Core property operating revenue for 2011 is expected to grow at approximately 1.0 to 1.5 percent over 2010, assuming stable occupancy. Income from Core property operations, excluding property management expenses, is expected to grow at approximately 2.75 to 3.25 percent over 2010.
          The Company’s guidance ranges acknowledge the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2010 and 2011 guidance include i) the mix of site usage within the portfolio; ii) yield management on our short-term resort sites; iii) scheduled or implemented rate increases on community and resort sites; iv) scheduled or implemented rate increases of annual payments under right-to-use contracts, v) occupancy changes; and vi) our ability to retain and attract customers renewing or purchasing right-to-use contracts. Results for 2010 and 2011 also may be impacted by, among other things i) continued competitive housing options and new home sales initiatives impacting occupancy levels at certain properties; ii) variability in income from home sales operations, including anticipated expansion projects; iii) potential effects of uncontrollable factors such as environmental remediation costs and hurricanes; iv) potential acquisitions, investments and dispositions; v) mortgage debt maturing during 2011; vi) changes in interest rates; and vii) continued initiatives regarding rent control legislation in California and related legal fees. Quarter-to-quarter results during the year are impacted by the seasonality at certain of the properties.

          Equity LifeStyle Properties, Inc. owns or has an interest in 307 quality properties in 27 states and British Columbia consisting of 110,984 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.
          A live webcast of Equity LifeStyle Properties, Inc.’s conference call discussing these results will be available via the Company’s website in the Investor Info section at www.equitylifestyle.com at 10:00 a.m. Central time on October 19, 2010.
          This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	our ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and our success in acquiring new customers at our Properties (including those recently acquired);

•	our ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that we may acquire;

•	our assumptions about rental and home sales markets;

•	in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	the completion of future acquisitions, if any, and timing with respect thereto and the effective integration and successful realization of cost savings;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional common stock;

•	the effect of accounting for the sale of agreements to customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;“and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.
          These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
          Tables follow:

Equity LifeStyle Properties, Inc.
Selected Financial Data
(Unaudited)
(Amounts in thousands except for per share data)

	Quarters Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Revenues:
Community base rental income	$65,043	$63,389	$194,066	$189,891
Resort base rental income	35,991	34,561	101,440	97,766
Right-to-use annual payments	12,554	12,796	37,628	38,393
Right-to-use contracts current period, gross	4,552	5,080	15,170	16,526
Right-to-use contracts, deferred, net of prior period amortization	(3,330)	(4,327)	(11,829)	(14,761)
Utility and other income	12,490	12,331	37,297	36,455
Gross revenues from home sales	1,765	2,127	4,759	5,075
Brokered resale revenues, net	237	171	718	556
Ancillary services revenues, net	1,262	1,341	2,458	2,915
Interest income	1,048	1,177	3,237	3,783
Income from other investments, net	2,583	2,339	5,244	6,728

Total revenues	134,195	130,985	390,188	383,327

Expenses:
Property operating and maintenance	51,495	50,409	141,947	137,978
Real estate taxes	7,938	7,955	24,578	24,646
Sales and marketing, gross	3,052	3,422	9,900	10,166
Sales and marketing, deferred commissions, net	(1,274)	(1,410)	(4,343)	(4,535)
Property management	8,373	8,725	24,906	25,159
Depreciation on real estate and other costs	17,096	17,400	50,959	51,942
Cost of home sales	1,431	1,842	4,318	5,606
Home selling expenses	456	278	1,388	1,990
General and administrative	5,818	5,281	17,042	17,654
Rent control initiatives	106	93	1,119	408
Depreciation on corporate assets	246	458	835	860
Interest and related amortization	22,465	24,492	69,221	74,068

Total expenses	117,202	118,945	341,870	345,942

Income before equity in income of unconsolidated joint ventures	16,993	12,040	48,318	37,385

Equity in income of unconsolidated joint ventures	314	229	1,714	2,607

Consolidated income from continuing operations	17,307	12,269	50,032	39,992

Discontinued Operations:
Discontinued operations	—	(53)	—	160
Income (loss) from discontinued real estate	—	4,743	(231)	4,723

Income (loss) income from discontinued operations	—	4,690	(231)	4,883

Consolidated net income	17,307	16,959	49,801	44,875

Income allocated to non-controlling interests:
Common OP Units	(1,722)	(1,797)	(5,083)	(5,092)
Perpetual OP Units	(4,031)	(4,031)	(12,101)	(12,104)

Net income available for Common Shares	$11,554	$11,131	$32,617	$27,679

Net income per Common Share — Basic	$0.38	$0.37	$1.07	$1.04
Net income per Common Share — Fully Diluted	$0.37	$0.37	$1.06	$1.02

Average Common Shares — Basic	30,620	29,993	30,447	26,719
Average Common Shares and OP Units — Basic	35,260	34,958	35,239	31,848
Average Common Shares and OP Units — Fully Diluted	35,450	35,242	35,463	32,168

Equity LifeStyle Properties, Inc.
(Unaudited)

	Quarters Ended		Nine Months Ended
Reconciliation of Net Income to FFO and FAD	September 30,	September 30,	September 30,	September 30,
(amounts in 000s, except for per share data)	2010	2009	2010	2009
Computation of funds from operations:
Net income available for Common Shares	$11,554	$11,131	$32,617	$27,679
Income allocated to common OP Units	1,722	1,797	5,083	5,092
Right-to-use contract sales, deferred, net (1)	3,330	4,327	11,829	14,761
Right-to-use contract commissions, deferred, net(2)	(1,274)	(1,410)	(4,343)	(4,535)
Depreciation on real estate assets and other	17,096	17,400	50,959	51,942
Depreciation on unconsolidated joint ventures	305	305	913	945
(Gain) loss on real estate	—	(4,743)	231	(5,526)

Funds from operations (FFO)	$32,733	$28,807	$97,289	$90,358

Non-revenue producing improvements to real estate	(5,070)	(4,888)	(18,590)	(12,717)

Funds available for distribution (FAD)	$27,663	$23,919	$78,699	$77,641

FFO per Common Share — Basic	$0.93	$0.82	$2.76	$2.84
FFO per Common Share — Fully Diluted	$0.92	$0.82	$2.74	$2.81

FAD per Common Share — Basic	$0.78	$0.68	$2.23	$2.44
FAD per Common Share — Fully Diluted	$0.78	$0.68	$2.22	$2.41

(1)	The Company is required by GAAP to defer recognition of the non-refundable upfront payments from the sale of right-to-use contracts over the estimated customer life. The customer life is currently estimated to range from one to 31 years and is determined based upon historical attrition rates provided to the Company by Privileged Access. The amount shown represents the deferral of a substantial portion of current period contract sales, offset by the amortization of prior period sales.

(2)	The Company is required by GAAP to defer recognition of the commission paid related to the sale of right-to-use contracts. The deferred commissions will be amortized on the same method as the related non-refundable upfront payments from the sale of right-to-use contracts. The amount shown represents the deferral of a substantial portion of current period contract commissions, offset by the amortization of prior period commissions.
Income from Property Operations Detail
(Amounts in thousands)

	Consolidated		Consolidated
	Quarters Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Community base rental income	$65,043	$63,389	$194,066	$189,891
Resort base rental income	35,991	34,561	101,440	97,766
Right-to-use annual payments	12,554	12,796	37,628	38,393
Right-to-use contracts current period, gross	4,552	5,080	15,170	16,526
Utility and other income	12,490	12,331	37,297	36,455

Property operating revenues, excluding deferrals	130,630	128,157	385,601	379,031

Property operating and maintenance	51,495	50,409	141,947	137,978
Real estate taxes	7,938	7,955	24,578	24,646
Sales and marketing, gross	3,052	3,422	9,900	10,166

Property operating expenses, excluding deferrals and Property management	62,485	61,786	176,425	172,790

Income from property operations, excluding deferrals and Property management	68,145	66,371	209,176	206,241
Property management	8,373	8,725	24,906	25,159

Income from property operations, excluding deferrals	59,772	57,646	184,270	181,082
Right-to-use contract sales deferred, net	(3,330)	(4,327)	(11,829)	(14,761)
Right-to-use contract commissions deferred net	1,274	1,410	4,343	4,535

Income from property operations	$57,716	$54,729	$176,784	$170,856

Equity LifeStyle Properties, Inc.
(Unaudited)

	As Of	As Of
	September 30,	December 31,
Total Common Shares and OP Units Outstanding:	2010	2009
Total Common Shares Outstanding	30,825,678	30,350,745
Total Common OP Units Outstanding	4,595,033	4,914,040

	September 30,	December 31,
	2010	2009
Selected Balance Sheet Data:	(amounts in 000s)	(amounts in 000s)
Net investment in real estate	$1,888,166	$1,908,447
Cash and cash equivalents	$81,419	$145,128
Total assets	$2,074,568	$2,166,319

Mortgage notes payable	$1,426,705	$1,547,901
Unsecured lines of credit	$—	$—
Total liabilities	$1,610,449	$1,711,892
Perpetual Preferred OP Units	$200,000	$200,000
Total equity	$264,119	$254,427

Summary of Total Sites as of September 30, 2010:	Sites
Community sites	44,200
Resort sites:
Annuals	20,600
Seasonal	8,900
Transient	9,900
Membership (1)	24,300
Joint Ventures (2)	3,100

111,000

(1)	Sites primarily utilized by approximately 109,000 members.

(2)	Joint Venture income is included in Equity in income from unconsolidated joint ventures.

Equity LifeStyle Properties, Inc.
(Unaudited)

	Quarters Ended		Nine Months Ended
Manufactured Home Site Figures and	September 30,	September 30,	September 30,	September 30,
Occupancy Averages: (1)	2010	2009	2010	2009
Total Sites	44,232	44,230	44,232	44,231
Occupied Sites	39,901	39,849	39,852	39,924
Occupancy %	90.2%	90.1%	90.1%	90.3%
Monthly Base Rent Per Site	$543.44	$530.37	$541.15	$528.62
Core (2) Monthly Base Rent Per Site $51	$543.37	$530.24	$541.08	$528.48

	Quarters Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
Home Sales:(1) (Dollar amounts in thousands)	2010	2009	2010	2009
New Home Sales Volume (3)	22	38	62	79
New Home Sales Gross Revenues	$1,030	$948	$2,111	$2,449

Used Home Sales Volume (4)	209	263	577	518
Used Home Sales Gross Revenues	$735	$1,179	$2,648	$2,626

Brokered Home Resale Volume	147	140	525	461
Brokered Home Resale Revenues, net	$237	$171	$718	$556

(1)	Results of continuing operations, excludes discontinued operations.

(2)	The Core Portfolio may change from time-to-time depending on acquisitions, dispositions and significant transactions or unique situations. The 2010 Core Portfolio includes all Properties acquired prior to December 31, 2008 and which have been owned and operated by the Company continuously since January 1, 2009. Core growth percentages exclude the impact of GAAP deferrals of membership sales and related commission.

(3)	The quarter and nine months ended September 30, 2010, includes four and 13 third-party dealer sales, respectively. The quarter and nine months ended September 30, 2009, includes 13 and 19 third-party dealer sales, respectively.

(4)	The quarter and nine months ended September 30, 2010, includes eight and 10 third-party dealer sales, respectively. The quarter and nine months ended September 30, 2009, includes three and six third-party dealer sales, respectively.

Net Income and FFO per Common Share Guidance	Full Year 2010		Full Year 2011
on a fully diluted basis (unaudited):	Low	High	Low	High
Projected net income (1)	$1.28	$1.34	$1.55	$1.75
Projected depreciation	1.96	1.96	1.93	1.93
Projected net deferral of right-to-use sales and commissions	0.27	0.27	0.27	0.27

Projected FFO	$3.51	$3.57	$3.75	$3.95

(1)	Due to the uncertain timing and extent of right-to-use sales and the resulting deferrals, actual net income could differ materially from expected net income.
Non-GAAP Financial Measures
          Funds from Operations (“FFO”), is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is generally an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
          We define FFO as net income, computed in accordance with GAAP, excluding gains or actual or estimated losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company receives up-front non-refundable payments from the sale of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of nonrefundable right-to-use payments, the Company believes that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or actual or estimated losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. The Company believes that the adjustment to FFO for the net revenue deferral of upfront non-refundable payments and expense deferral of right-to-use contract commissions also facilitates the comparison to other equity REITs. Investors should review FFO, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. The Company computes FFO in accordance with our interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds available for distribution (“FAD”) is a non-GAAP financial measure. FAD is defined as FFO less non-revenue producing capital expenditures. Investors should review FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.